Exhibit (h)(2)

CITIZENS FUNDS
230 Commerce Way
Portsmouth, NH 03801

May 19, 2003

Citizens Advisers, Inc.
230 Commerce Way
Portsmouth, NH 03801

     Re: Citizens Funds – Administrative and Shareholder Services Agreement

Ladies and Gentlemen:

     This letter serves as notice that Citizens 300 Fund and Citizens Investment Grade Bond Fund (the “Funds”) are added to the list of series to which Citizens Advisers, Inc. renders services as administrator pursuant to the terms of the Administrative and Shareholder Services Agreement dated as of May 20, 2002 (the “Agreement”) between Citizens Funds and Citizens Advisers, Inc.

     Please sign below to evidence your agreement to render such services on behalf of the Funds as a beneficiary under the Agreement.

CITIZENS FUNDS

		By:	Sophia Collier

		Title:	President

Agreed:

CITIZENS ADVISERS, INC.

By:	Sean P. Driscoll

Title:	Vice President

26